UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2017

GENERATION NEXT FRANCHISE BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-177305	45-2511250
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Financial Court, Suite 100, Diego, California 92117

(Address of Principal Executive Offices)

858-210-4200

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On September 28, 2017, Generation Next Franchise Brands, Inc. (the “Company”) announced that it selected global service solutions provider Pitney Bowes (“Pitney Bowes”) as its deployment and services partner, bringing end-to-end service optimization and logistical support to the Company’s growing national Reis & Irvy’s franchise network.

With over 96 years of industry leading quality service across multiple customer-facing industries, Pitney Bowes is a global leader in Integrated Service and Solutions. With a history of providing exceptional customer service and support, Pitney Bowes provides scalable business solutions for customers around the world, ranging from mailing and delivery services to full-scale customer / technical support and ongoing maintenance and transportation logistics.

Under the authorized service provider agreement entered into by and between the Company and Pitney Bowes (the “Agreement”), Pitney Bowes will provide a fully-scalable delivery, installation and support program designed specifically for the deployment of the Reis & Irvy’s Froyo Robots due to begin production next month. Among the key services provided to all Reis & Irvy’s Froyo Robot franchisees under the Agreement will be: managed kiosk transportation, delivery and installation, equipment testing and setup, connectivity and start-up performance analysis, as well as ongoing support and repairs as needed by each franchisee.

The Froyo Robots are currently scheduled for an initial rollout of an estimated 1,000 units by July 1, 2018 with the first units being ready for installation in November 2017.

The Agreement has an initial term of three (3) years, which is automatically renewed for successive one-year terms, unless terminated by either party.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Generation Next Franchise Brands, Inc.

Date: October 4, 2017	By:	/s/ Arthur Budman
Arthur Budman
Chief Executive Officer and Chief Financial Officer

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